Exhibit 16.1

WithumSmith+Brown, PC

A Professional Corporation

Certified Public Accountants and Consultants

One Spring Street

New Brunswick, NJ  08901

732.828.1614     fax 732.828.5156

www.withum.com

Additional Offices in New Jersey, New York,

Pennsylvania, Maryland, Colorado and Florida

October 14, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K for the event that occurred on October 8, 2015, to be filed by our former client, Tyme Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ WithumSmith+Brown, PC